FBR & CO.

July 16, 2014
9:00 a.m. ET

Operator:
Good day, ladies and gentlemen, and welcome to the FBR and Co. second quarter 2014 earnings conference call.  At this time, all participants are in a listen only mode.  Later, we will conduct a question-and-answer session, and instructions will be given at that time.Should anyone require operator assistance, you can press star and then zero on your touchtone telephone. As a reminder, this conference call is being recorded.  I would now like to turn the call over to your host for today, Miss Shannon Hawkins, Senior Vice President.  Ma'am, you may begin.

Shannon Hawkins:
Thank you, and good morning.  This is Shannon Hawkins, Senior Vice President of Corporate Communications for FBR.Before we begin this morning's call, I would like to remind everyone that statements concerning expectations, future performance, development, events, market forecasts, revenues, expenses, earnings, run rate and any other guidance on present or future periods, constitute forward-looking statements.  These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.

These factors include, but are not limited to, the demand for securities offerings, activity in secondary securities markets, interest rates, the realization of gains and losses on principle investments, available technologies, competition for business and personnel, and general, economic, political and market conditions.Additional information containing – concerning these factors that could cause results to differ materially is contained on FBR's annual report on Form 10-K, quarterly reports on Form 10-Q and in current reports on Form 8-K.  Joining us on today's call is Brad Wright, Chief Financial Officer of FBR.  I will now turn the call over to Rick Hendrix, Chairman and Chief Executive Officer.

Rick Hendrix:	Thank you, Shannon. Good morning, and thank you all for joining us. Good morning and thank you for joining us.

Last night FBR reported net earnings of $7.0 million or $0.58 per diluted share for the second quarter of 2014, which compares to $42.6 million or $3.23 per diluted share in the second quarter of 2013, and $5.6 million or $0.46 per diluted share last quarter.

It is important to recognize that net earnings in the second quarter of last year included a $25.7 million tax benefit due to the release of a significant portion of the valuation allowance that had been recorded against our deferred tax assets making a direct comparison of net earnings between the two periods a bit misleading.

Pretax operating income, a more valuable comparative measure in this case, was $9 million in the second quarter of 2014 compared to $14.6 million in the second quarter of 2013 and $9 million in the first quarter of 2014.

Our operating margin was 16% for the quarter, compared to 22% and 17% in last year’s second and this year’s first quarter, respectively. This quarter’s margin was negatively impacted by elevated banking deal expenses related in part to timing differences between expenses and revenue for one specific transaction which I’ll mention in more detail in just a moment.

Second quarter revenue was solid as we continued to focus on providing differentiated ideas and executions for our clients.  For the second quarter of 2014, net revenue totaled $57.1 million compared to $67.2 million in the second quarter of 2013 and $54.4 million in the most recent quarter.  Quarter-end headcount was 298 and annualized revenue per head for the first half of 2014 was $755,000 – within our target range of $700,000 - $800,000 per employee.  Achieving this target should result in pretax margins between 15-20%, as it did again this quarter.

Investment banking revenue was $35.8 million this quarter compared to $52.0 million in the second quarter of 2013 and $36.6 million in the first quarter.  This quarter’s total included two sole managed institutional privates and one lead left book-run IPO.  Last year’s second quarter included three sole managed private placements which is the primary driver of the difference in revenue levels.  As many of you know, and as we have discussed previously, the timing of these particular transactions is really not predictable but historically, in a good year, we will complete 6-8 of these significant sole-managed transactions.  Additionally, during this quarter we completed one private placement for which we will not recognize revenue until regulatory approval of the issuer’s asset purchase is completed.  We currently anticipate the timing of that approval to be within the current quarter.  As you can see, advisory revenue was quite light during the quarter though we anticipate a pickup in activity and revenue in this part of the business over the remainder of the year.

Institutional brokerage contributed $14.6 million in revenue in the second quarter compared to $13.1 million in the second quarter of last year and $15.1 million in the first quarter of this year.  Our cash equities revenue was up 2.7% quarter over quarter, our third consecutive quarterly increase despite overall market volumes being down 12.9%.  This consistent progress is related in large part, to the increase in resources we are providing our clients.  We have added talent to our research, sales, and trading teams.  We have increased the total number of companies under research coverage from 360 to 480 over the last nine months, and the first half of this year has seen a 54% increase in non-deal road show days versus the comparable period of last year.  While equity trading continues to face a challenging environment, it is core to our mission and franchise and we continue to make investments that make us more relevant and capable of assisting our buy-side clients in generating alpha for their investors.

As we previously announced, our agreement to bring on a securities lending business has received regulatory approval and is on track for closure in the third quarter as planned.  We are actively working with the team to ensure a seamless continuation of service for clients and expect that this addition will be immediately accretive to overall revenue per employee and operating margin.

FBR’s principal investing activities generated over $6 million of net revenue during the quarter. We have continued to invest in themes where we believe we have informed views of market opportunity and where the returns are largely uncorrelated with our core underwriting activities.  Based on capital gains generated so far this year, our year-to-date effective tax rate has decreased to approximately 30% as we recognize the benefits of capital loss carry-forwards still fully reserved in our deferred tax accounts.

Throughout the first half of the year, we have continued to focus intensely on our expenses and our non-comp fixed expense of $10.9 million in the second quarter compares to $10.2 and $10.6 million in the second quarter of 2013 and first quarter of 2014, respectively.  The increase in quarter-over-quarter expense is related to legal and other costs incurred as we prepare for the on-boarding of the securities lending team.  We continue to hold core fixed costs at a level we believe will consistently generate positive earnings, even at meaningfully lower revenues.  This expense discipline also allows us to have confidence in making investments in the franchise that will increase our value to clients and shareholders over time.

Our share buy-back program continued during the quarter, and we repurchased 400,000 shares at an average price of $26.19 per share, effectively returning $10.5 million of capital to shareholders.  Since 2010, we have repurchased 7.8 million shares at an average price of $17.12 per share, returning total capital of $133 million in a highly accretive way. The Company currently has authority to repurchase up to one million additional shares – roughly 9% of the current 10.6 million shares outstanding – and our plan continues to be to return capital generated by the business to shareholders through the most efficient methods available.

Total shareholders' equity remained steady at $298 million as of the end of the quarter.  As of June 30, 2014, the Company’s tangible book value per share was $28.04, an increase of 4.4% from the beginning of the year.  We expect to continue to grow book value per share through a combination of earnings performance and the efficient allocation of capital.

While we are pleased with our first half performance, we are focused on continuing to improve the value we deliver to clients.  Our recent investments in and additions to our team and capabilities should allow us to improve on our financial results as clients respond to our enhanced ability to help them achieve their goals.  We currently have one of the most diverse banking backlogs in the Company’s history and with a continued constructive environment in the equity capital markets, we are optimistic about our ability to convert that backlog into revenue.  Having said that, we remain wary of events that could lead to market disruptions and as a result, will maintain vigilance regarding expenses.  Our team is committed to becoming the leading firm in our areas of focus that issuers and investors look to first for ideas and execution that are differentiated and integral to their success.

Thank you.  Operator, please open the call up for questions.

Operator:
Ladies and gentlemen on the phone lines, if you would like to ask a question pleas press star and then one now.  If your question has been answered, or if you would like to remove yourself from the queue for any reason, you may press the pound key.  Again for a question please press star and then one now.Our first question today comes from the line of Alex Paris of Barrington Research.  Your line is open.  Please go ahead.

Joe Janssen:	Hey, guys, this is Joe actually filling in for Alex. In investment banking, especially within advisory, you highlighted it, you said activity there was kind of weak.

In the first half of the year, it looks like that business ran around $4 million run rate, and I think you said you'd expected that to tick higher in the second half.  Are you expecting similar levels?  One, why was it weak?  Was it just a timing issue of some deals or anything else I should be thinking about?

Rick Hendrix:	No, it was really just timing of deals closing. And like our private placement business, it's difficult to have that be an even flow throughout the year at the revenue levels we run at.

We have a number of deals in the pipeline we expect to close in the second half, and we still, as we sit here today, would expect to have that business be more significant in 2014 and that was 2013.

Joe Janssen:
OK, and then on the capital raise side, you talked about one deal that got – was done during the quarter but can't recognize it until regulatory approval in Q3.  Can you tell me what the impact that would be?  And then maybe, with your 144A business, what the activity is looking like in Q3, just help me model that quarter out?

Rick Hendrix:
Sure, I can probably help you more with the first than the second part of that, but let me – with regard to the deal that we mentioned where we have delayed revenue recognition, it is about a $200 million private placement, so think of it as about $14 million of revenue that we should recognize when that company receives its regulatory approval.In terms of the third quarter, we have a really strong pipeline.  It is difficult, as we said in the script, and as we talked about, to really predict accurately what number of deals we're going to do in any given quarter.  But if you think about the third quarter as not every year, but historically, our weakest quarter just because of seasonal factors, and you get a little bit less done typically in August than in other months in particular.Right now, we think the third quarter ought to be a good third-quarter and maybe one of our best quarters of the year.  But, look, that's all subject to us getting the deals done that we're working on right now.  We have one on the road, we've another we intend to launch next week, and we have this PDV fee that we referenced.

And so we're optimistic, as we said in the script, but until these deals are done, they're not done.  It's difficult to tell you with certainty how many of them we're going to close.

Joe Janssen:	Can you talk about the size of those – the one deal on the road, or maybe the one deal that potentially might be in next week? Are those your typical $200 million to $500 million range?
Rick Hendrix:	They are.
Joe Janssen:	OK. All right, and then, the $9.1 million of net investment income sequentially higher than $3.8 million, just seems to be pretty high. What's in that number?
Brad Wright:
Joe, it's a combination of returns on the third-party managed funds that we've referenced before in our corporate investment portfolio.  And then we also, we liquidated some investments and realized some capital gains during the quarter, which both is reflected in that number and also really drives the lower tax rate during the quarter as well.

Joe Janssen:
OK, I get that.  And then the comp ratio, I had modeled, I had expected it to be similar to Q1 given the Lazard, the team that came over, was going to trend a little bit higher than your long-term target.  Obviously, it came in below that.  As I look to the back half of the year, should I still assume a little higher in the comp ratio?

Rick Hendrix:
I think the full-year, we're thinking about probably in the 57, 57.5 range.  The primary reason it is lower in the second quarter is when we get to the higher levels of investment earnings, we don't have as high of a payout ratio from a compensation standpoint against that revenue, so that brought the number down a little bit in the second quarter.

Joe Janssen:
OK, and then one last question and I'll jump back in queue, you talked about the security lending acquisition, you expect that to close as previously stated in Q3.  Maybe just the impact on the P&L, and are you going to break that out in a separate line item?

Brad Wright:
Yes, we will break that out separately.  The biggest impact that I'll mention in advance is that you will see the balance sheet grossed up a little bit, which we will show separately as well, because the amounts lent and borrowed will be shown gross.

As far as the P&L, they're running balances that are $700 million to $800 million on both sides right now.  And as we are able to maintain and/or grow that, revenue will increase – it's just based really on the spreads that we earn on those balances, and that can vary.  I don't want to be too precise in terms of what that looks like, but it will – as we've said before, it will be accretive to revenue per head, and I think revenue and profits will be meaningful to us.

Joe Janssen:	OK. I lied, maybe I can sneak one more in there. On institutional brokerage business, you guys had a really good first-half, obviously taking market share in a difficult environment.

Expectations still in the second half to ramp – my expectations based on previous comments were that, as that Lazard team continued to ramp up, you would expect a stronger second half than you did first half?  Is that still accurate?

Rick Hendrix:	I think what we expect is that we will continue to take share. The third quarter from a brokerage perspective, I do expect to be weaker just because of market volumes.

And so, if you look at the back half of the year, I think we're forecasting it to be up significantly versus last year.  But it may or may not be stronger than the first half in total, just simply because the third quarter is always going to be a little bit weaker quarter.

Joe Janssen:	All right, great job guys, good quarter. Thank you.
Rick Hendrix:	Thanks, Joe.
Operator:	Thank you. And once again ladies and gentlemen, if you would like to ask a question, please press star and then one now.
And I show no additional questions in queue. I would like to turn the conference back over to management for any closing remarks.
Rick Hendrix:	Great. I want to thank everyone for joining us this morning, and we look forward to talking to you again to talk about our third quarter results. Thank you.
Operator:	Ladies and gentlemen, thank you for your participation in today's conference. This does conclude the program, and you may all disconnect. Have a great rest of your day .
END